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                                                                    EXHIBIT 99.3

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ___________, 1997



To the Stockholders of Coromed, Inc.

        A Special Meeting (the "Special Meeting") of stockholders of Coromed, Inc. ("Coromed"), will be held on ______________, 1997 at _____________ local time at the _______________ located at _________________ for the following purposes:


     1. To consider and vote upon the approval and adoption of an Amended and Restated Agreement and Plan of Merger, dated as of August 19, 1997 (the "Merger Agreement"), pursuant to which Coromed Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Omnicare, Inc. ("Omnicare"), will be merged with and into Coromed and Coromed will become a wholly owned subsidiary of Omnicare (the "Merger"). If the Merger is consummated, all holders of the common stock, par value $.01 per share, of Coromed ("Coromed Common Stock"), and of options to acquire Coromed Common Stock will receive shares of the common stock, par value $1.00 per share, of Omnicare, with an aggregate total value equivalent to $15,000,000, calculated as set forth in the Merger Agreement.


     2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

        Stockholders of record at the close of business on __________, 1997, are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment thereof.

        Holders of shares of Coromed Common Stock have the right to dissent from the Merger and demand appraisal of, and payment for, their shares of Coromed Common Stock by following the procedures set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix C to, and summarized under "THE MERGER - Appraisal Rights" in, the accompanying Proxy Statement/Prospectus.

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        It is important that your shares be represented at the Special Meeting.
Whether or not you plan to attend the Special Meeting, please sign, date and promptly mail the enclosed proxy in the envelope provided.


                                        By Order of the
                                        Board of Directors,



                                        Alice G. Fedory
                                        Secretary


Troy, New York
____________, 1997